Exhibit 99.1

                                                                   PRESS RELEASE

--------------------------------------------------------------------------------
                 Tim Toppin, Geoworks (Investors)
Contact          +1 (510) 814-1660
                 ttoppin@geoworks.com

                 Marlo Lucila, Geoworks (Press)
                 +1 (510) 814-5843
                 mlucila@geoworks.com
--------------------------------------------------------------------------------

                     GEOWORKS REPORTS FINANCIAL PERFORMANCE
                FOR THIRD FISCAL QUARTER ENDED DECEMBER 31, 2001,
                          ANNOUNCES REORGANIZATION PLAN

ALAMEDA, Calif. (Jan. 29, 2002) - Geoworks Corporation (Nasdaq: GWRX) today reported financial results for the third fiscal quarter and nine months ended Dec. 31, 2001. The company also announced plans to reorganize, streamline its operations and sell certain assets. Geoworks is currently seeking buyers for its AirBoss Application Platform technology and related operations, and for the source code for the legacy GEOS and GEOS-SC operating systems. Going forward the company will focus on realizing the value of its professional services organization.

"While we successfully executed the cost reduction plan announced in October, bringing operating expenses down by $2.3 million in the quarter, the market for wireless data infrastructure software continues to be very weak. We believe this market will eventually be significant as enterprises adopt mobile data applications to achieve efficiencies and competitive advantage. However, Geoworks simply does not have the financial resources to support ongoing development of the AirBoss Application Platform and wait for this market to emerge. As previously disclosed, we have explored several strategic options. We believe the AirBoss technology would be valuable as a component of a broader product line. As a result, we believe that it would be in the best interest of the company and its shareholders to sell the technology and transfer the AirBoss team to a company that has the resources to weather current market conditions. Of course, we cannot guarantee that we will find an appropriate buyer," said Dave Grannan, president and chief executive officer, Geoworks Corporation.

The AirBoss Application Platform, carrier-grade mobile data infrastructure software that enables the rapid development, deployment and management of enterprise applications on mobile devices, was developed over the last five years by a team of experienced telecommunications software professionals based in New Jersey. Geoworks acquired the technology and operations from Telcordia/SAIC in July 2000. It would take considerable investment to create a product with the capabilities of AirBoss and to assemble a group with the depth of wireless technical expertise represented by the AirBoss technology team. AirBoss addresses several of the critical challenges of taking enterprise applications over the airwaves including security, compression, connected/disconnected operations and management of a large number of users.

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  Geoworks Reports Financial Performance for Third Fiscal Quarter - Page 2 of 5

"While AirBoss has been the focus of our strategic plan, Professional Services has generated revenue and positive gross margin for Geoworks since its inception three years ago," said Grannan. "Our experienced engineering team has worked on cutting-edge product development for the wireless industry's leading companies. To date, we have not focused on this business and have had a small number of professional services clients resulting in an irregular revenue stream. This business currently has two customers. Going forward we intend to diversify its customer base and operate this business to capitalize on its potential. We also intend to explore other strategic opportunities to realize its value."

As part of the reorganization, Geoworks will layoff approximately 45 percent of its current employees, or 40 people, over the next few months, primarily from its AirBoss and headquarters staff. Geoworks intends to relocate its headquarters to smaller, less expensive space as soon as possible. The company also expects to announce changes in its management team and board of directors over the next few months in connection with its reorganization. As a result of the reorganization, the company expects to record restructuring and related charges in the company's fourth fiscal quarter ending in March 2002.

Financial Performance

Revenue for the third fiscal quarter ended Dec. 31, 2001, was $4,004,000, compared with $2,004,000 in the second fiscal quarter ended in September, and with $4,288,000 in the same third quarter a year ago. Revenue for the third fiscal quarter included $1,750,000 in licensing fees and royalties received in connection with the conclusion of a contract. Professional services revenue for the third fiscal quarter was $1,728,000, compared with $1,520,000 in the second fiscal quarter.

Operating expenses, excluding non-cash and restructuring charges, for the third fiscal quarter were $4,446,000, down $2.3 million, or 34 percent from $6,751,000 in the second fiscal quarter, reflecting the reduction in work force and cost cutting measures implemented during the quarter. Operating expenses net of non-cash charges in the third fiscal quarter a year ago were $9,591,000.

Total expenses in the third fiscal quarter ended Dec. 31, 2001, were $18,011,000. These included charges of $9,397,000 for the write-down of a portion of the goodwill and other intangible assets from the AirBoss acquisition in July 2000 and $2,732,000 for the write-down of property and equipment as a result of the restructuring actions announced today and in October 2001, $1,036,000 for amortization of goodwill and other intangibles and $400,000 in restructuring charges for severance and related costs resulting from the company's October reduction in workforce.

The reported net loss for the third fiscal quarter was $13,992,000, or $0.59 per share, compared with a net loss of $17,487,000, or $0.74 per share, in the second fiscal quarter, and a net loss of $7,171,000, or $0.32 per share, in the third fiscal quarter a year ago.

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  Geoworks Reports Financial Performance for Third Fiscal Quarter - Page 3 of 5

"While Geoworks' financial performance for the quarter was in line with our expectations, the cash burn was impacted by the timing of payments from customers," said Tim Toppin, vice president and chief financial officer, Geoworks Corporation. "More than $1.6 million of customer payments scheduled to be received in December were received in early January. As a result, cash and cash equivalents at Dec. 31, 2001, were $4,053,000, down $3,253,000 from the cash balance at September 30. However, our working capital (current assets less current liabilities) decreased by only $671,000 in the quarter, so it is clear that the reductions in force and cost-cutting measures implemented in prior quarters have had the intended effect."

Conference Call and Webcast Information

This press release will be followed by a conference call and Webcast at 2 p.m. Pacific Daylight Time that is open to all. You may listen to the call via the Internet at either www.geoworks.com or www.prnewswire.com. Please allow a few minutes to register before the call. To participate in the call, investors can call 1-800-296-6516. The call will be archived at www.geoworks.com.

About Geoworks and Safe Harbor Statement

Geoworks Corporation (Nasdaq: GWRX) is based in Alameda, California, and has additional offices in New Jersey, Japan and the United Kingdom. Information about the company can be found on the Web at www.geoworks.com.

Statements in this press release that relate to future results and events are based on the company's current expectations. Actual results in future periods may differ materially because of a number of risks and uncertainties. Those risks include, but are not limited to, the risks related to the company's ability to sell any of the assets or operations discussed on acceptable terms if at all, the adequacy of the company's capital resources, the company's ability to continue to meet Nasdaq listing requirements, the company's ability to expand its professional services business, the company's ability to migrate its business strategy successfully, the company's ability to conclude its contractual obligations including lease obligations on acceptable terms if at all, competition in professional services, the company's dependence on a limited number of revenue generating customers and the company's dependence on certain key personnel. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission.

Geoworks and AirBoss are trademarks of Geoworks Corporation.

Financial Tables Follow

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  Geoworks Reports Financial Performance for Third Fiscal Quarter - Page 4 of 5

                              GEOWORKS CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (unaudited)
                                 (in thousands)

                                                          Dec. 31,    March 31,
                                                             2001         2001
                                                          -------     --------
ASSETS
Current assets
     Cash and cash equivalents                            $ 4,053      $13,713
     Accounts receivable                                    2,637        2,769
     Prepaid expenses and other current assets                355          538
                                                          -------      -------
          Total current assets                              7,045       17,020

Property and equipment, net                                   743        3,576
Long-term investments and derivative instruments                3        4,038
Goodwill and other intangible assets, net                   2,300       31,556
Other assets                                                   73           73
                                                          -------      -------
                                                          $10,164      $56,263
                                                          =======      =======

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities
     Accounts payable                                     $ 1,287      $ 2,374
     Accrued liabilities                                    2,317        2,874
     Deferred revenue                                       1,128        1,128
     Current portion of capital lease obligations              30           28
                                                          -------      -------
          Total current liabilities                         4,762        6,404

Capital lease obligations, net of current portion             105          128
Other accrued liabilities                                     919         --

Stockholders' equity                                        4,378       49,731
                                                          -------      -------
                                                          $10,164      $56,263
                                                          =======      =======

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  Geoworks Reports Financial Performance for Third Fiscal Quarter - Page 5 of 5

                              GEOWORKS CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (unaudited)
                      (in thousands, except per share data)

                                              Three Months Ended       Nine Months Ended
                                             --------------------    --------------------
                                             Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                                               2001        2000        2001        2000
                                             --------    --------    --------    --------
Net revenues:
     Professional services                   $  1,728    $  2,157    $  5,264    $  6,001
     Software and related services              2,276       2,131       4,000       5,795
                                             --------    --------    --------    --------

          Total net revenues                    4,004       4,288       9,264      11,796

Operating expenses:
     Cost of professional services              1,110       1,207       3,550       3,460
     Cost of software and related services        196         913         586       1,242
     Sales and marketing                          993       2,541       5,307       6,022
     Research and development                   1,308       2,537       6,866       6,500
     General and administrative                   839       2,393       3,407       5,375
     Amortization of goodwill
           and other intangibles                1,036       2,028       4,927       3,381
     Purchased in-process research
           and development                       --          --          --         1,378
     Restructuring charges                        400        --         2,691        --
     Write-down of goodwill, intangibles
           and other long-lived assets         12,129        --        27,557        --
                                             --------    --------    --------    --------
          Total operating expenses             18,011      11,619      54,891      27,358
                                             --------    --------    --------    --------

Operating loss                                (14,007)     (7,331)    (45,627)    (15,562)

Other income (expense):
     Other income                                --          --         3,994         265
     Interest income                               21         221         165         676
     Interest expense                              (4)       --            (7)       --
                                             --------    --------    --------    --------
Loss before income taxes                      (13,990)     (7,110)    (41,475)    (14,621)

Provision for income taxes                          2          61         125         263
                                             --------    --------    --------    --------
Net loss                                     $(13,992)   $ (7,171)   $(41,600)   $(14,884)
                                             ========    ========    ========    ========
Net loss per share - basic / diluted         $  (0.59)   $  (0.32)   $  (1.77)   $  (0.72)
                                             ========    ========    ========    ========

Shares used in per share computation
     Basic                                     23,648      22,083      23,548      20,533
                                             ========    ========    ========    ========